Exhibit 3.1

THE COMPANIES LAW

A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF
NEGEVTECH LTD.

PRELIMINARY

1.	Reserved.

2.	In these Articles, unless the context otherwise requires:

The “2007 Investment Agreement” – shall mean the Series A1 Preferred Share Purchase Agreement dated July 20, 2007, between the Company and certain investors.

These “Articles” – shall mean the Articles of Association of the Company as shall be in force from time to time.

“Amadeus” – shall mean Amadeus III and Amadeus III Affiliates Fund LP and their Permitted Transferees to which they transfer shares.

“as converted basis” – shall mean assuming the theoretical conversion of all outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

“Board” or “ Board of Directors” – shall mean the Board of Directors of the Company.

“Bonus Shares” – shall mean shares issued by the Company for no consideration to shareholders entitled to receive them on a pro rata basis.

“Business Day” – shall mean a day on which commercial banks in Israel are open for business (including, for the avoidance of doubt, Fridays).

The “Company” – shall mean NEGEVTECH LTD.

The “Companies Law” – shall mean the Companies Law, 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Dividend” – shall mean any asset transferred by the Company to a shareholder in respect of such shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

“Genesis” – shall mean Genesis Partners II, L.D.C., Genesis Partners II (Israel) L.P. and their Permitted Transferees to which they transfer shares.

“Intel” shall mean Intel Atlantic, Inc., a corporation established and existing under the laws of the State of Delaware, USA.

The “Office” – shall mean the registered office of the Company as it shall be from time to time.

The term “Major Holder” shall mean a holder of at least 2.5% of the issued and outstanding shares of the Company, on an as converted basis and with respect solely to Article 14 – a holder of at least 2% of the issued and outstanding shares of the Company, on an as converted basis.

“Majority Preferred Shareholders” – shall mean the holders of at least 60% (sixty percent) of the issued and outstanding Preferred Shares (calculated on an as converted basis).

“Ordinary Shares” – shall mean Ordinary Shares of the Company, par value NIS 1 each.

“Ordinary Option Shares” – shall mean Ordinary Shares purchased by employees, consultants and/or directors of the Company by exercising options granted to them under any of the Share Option Plans.

“Original Issue Price” – shall mean: (i) with respect to the Series A1 Preferred Shares, $1.3235 per share; (ii) with respect to the Ordinary Preferred A Shares, $1.3406 per share; (iii) with respect to the Ordinary Preferred B Shares, $1.86665 per share, as such prices may be adjusted, for certain purposes set forth in these Articles, upon the occurrence of a Recapitalization Event.

“Orbotech” – shall mean Orbotech Technology Ventures L.P. and its Permitted Transferees to which it transfers shares.

“Permitted Transferee” – shall mean: (i) a person or entity that controls or is controlled by or is under common control with the respective shareholder; (ii) spouse, brothers, sisters, parents and children of the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals; (iii) in the case of any shareholder which is a limited or general partnership or a trust, to its partners (whether general or limited, including retired partners) or beneficiaries and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which directly or indirectly controls, is controlled by, or is under common control with, such management company or managing or general partner; (iv) a trustee of the Company’s incentive plans may transfer to a beneficiary and vice versa; (v) in the case of Plenus Technologies Ltd., Plenus II, L.P., Plenus II (D.C.M.), Limited Partnership, Golden Gate Bridge Fund, L.P., Bank Leumi Le-Israel B.M. and the Participants (listed in Schedule 1 of the Loan Agreement between the Company, Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership dated October 11, 2005), each shall be considered a Permitted Transferee of each other, as long as such Permitted Transferee is not a competitor of the Company; (vi) an acquirer that acquires in one transaction the entire outstanding share capital of the Company from its shareholders, whether pursuant to Article 29B or Section 341 of the Companies Law or otherwise, including by way of a merger shall be deemed a Permitted Transferee for purposes of such transfer ;and (vii) Bank Leumi Le-Israel BM (“BLL”) shall be a Permitted Transferee of Pitango Principals Fund III (Israel) LP (“Pitango Principals”), who may freely pledge and subject any of its shares and other securities in the Company to a charge in favor of BLL, without being subject to any restrictions hereunder with respect to the creation or imposition of such pledge or charge, including, without limitation, the requirement for Board approval or any other approval, any right of first refusal, co-sale offer or otherwise. However, the sale of the said securities on behalf of Bank Leumi Le-Israel BM pursuant to a realization of the said charge shall be subject to the right of first refusal and any other restrictions on the transfer of shares contained herein.

The term “control” shall have the same meaning as designated to it under the Companies Law and shall also mean the possession, directly or indirectly, of more than 50% of the voting power or the right to appoint more than 50% of the members of the Board of Directors or the right to receive more than 50% of the distributed profit.

“Pitango” – shall mean Pitango Venture Capital Fund III (Israeli Sub) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango Parallel Investor Fund III (Israel), L.P., Pitango Principles Fund III (Israel) L.P., Pitango Venture Capital Fund III Trusts 2000 L.P., all of which shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Poalim Ventures” means Poalim Ventures Ltd., Poalim Ventures I Ltd. and Poalim Ventures II L.P., who shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Preferred Shares” – shall mean Series A1 Preferred Shares, Ordinary Preferred A Shares and Ordinary Preferred B Shares.

“Qualified IPO” or “QIPO” – shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, with aggregate gross proceeds for the Company of at least US$ 30,000,000 (Thirty Million), at an offering price per share representing a Company valuation of at least US$ 130,000,000 (One Hundred and Thirty Million).

“Recapitalization Event” – shall mean any event of share combination or subdivision, distribution of Bonus Shares or any other similar reclassification, reorganization or recapitalization of the Company’s share where the shareholders retain their proportionate holdings in the Company on an as converted basis.

“Series A1 Preferred Shares” – shall mean Series A1 Preferred Shares of the Company, par value NIS 1 each.

“Ordinary Preferred A Shares” – shall mean Ordinary Preferred A Shares of the Company, par value NIS 1 each.

“Ordinary Preferred B Shares” – shall mean Ordinary Preferred B Shares of the Company, par value NIS 1 each.

“Share Option Plans” – shall mean the share option plans of the Company as shall be in force and effect from time to time including the Company’s Employee Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006) and the Company’s Employee Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006 & 2007) or any other employee option plan adopted by the Company.

“Star” – shall mean SVE Star Ventures Enterprises GmbH & Co. No. IX KG., Star Management of Investments No. II (2000) L.P., SVM Star Ventures Management gesellschaft mbH No. 3, Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability) and their Permitted Transferees to which they transfer shares.

"Wellington" - shall mean Wellington Partners Ventures III Technology Fund L.P. and its Permitted Transferees to which it transfers shares.

In these Articles, subject to this Article 2 and unless the context otherwise requires, expressions defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include bodies corporate. The titles of the articles are not part of the articles.

For purposes of determining the availability of any right, the computation of any shareholdings or the applicability of any limitation under these Articles, all Ordinary Shares and Preferred Shares entitled to such right or the application of such limitation held or acquired by entities or persons constituting Permitted Transferees of each other, shall be aggregated and such entities or persons shall be viewed as a single Shareholder.

In the event that an article that has been added to these Articles contradicts an original article found in these Articles – the article added shall take precedence.

3.	PRIVATE COMPANY

(a)	The Company is a private Company.

(b)	The right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing;

(c)	The number of the shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single shareholder; and

(d)	No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

3A	CHARITABLE CONTRIBUTIONS

The Company may donate reasonable sums of money and/or issue securities of the Company representing up to tenth of one percent (0.1%) of its issued and outstanding share capital, to any worthy purpose or entity approved by the Board of Directors of the Company even if such donation is not made for business consideration.

4.	OFFICE

The Office of the Company shall be at such place as the Board shall from time to time designate.

5.	THE CAPITAL

The authorized capital of the Company is comprised of NIS 74,000,000 divided into: 40,000,000 Ordinary Shares, par value 1 NIS per share, 20,500,000 Series A1 Preferred Shares, par value 1 NIS per share, 3,500,000 Ordinary Preferred A Shares, par value 1 NIS per share and 10,000,000 Ordinary Preferred B Shares, par value 1 NIS per share.

6.	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES

The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Shares are as set forth in these Articles.

7.	DIVIDEND PROVISIONS

Subject to Article 8 below, any dividends declared by the Company shall be distributed, subject to Article 30 below, between all holders of shares of the Company, pari passu, based upon the number of Ordinary Shares (on an as converted basis) held by any such holder.

8.	DIVIDEND AND LIQUIDATION PREFERENCE

(a)	Upon the happening of any of the following events:

(1)	any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; or

(2)	any consolidation, or merger of the Company with or into another corporation following which the shareholders of the Company prior to such transaction do not hold following such transaction more than 50% of the outstanding shares and the voting power of the surviving corporation by virtue of their holdings in the Company prior to such transaction (“Merger”); or

(3)	any sale or Transfer to another corporation of all or substantially all of the assets of the Company, or all or substantially all of the shares in the Company (other than to a wholly owned subsidiary of the Company or to a corporation in which the shareholders of the Company prior to the transaction hold more than 50% of the outstanding voting rights by virtue of their holdings in the Company prior to such transaction) (“Acquisition”); or

(4)	any distribution of Dividends;

(any of the events described in sections (1) to (4) above shall be hereinafter referred to as a “Liquidation Event”)

then the amount of declared Dividends or any assets of the Company available for distribution in connection with, or the consideration received in, such Liquidation Event (hereinafter referred to as “Distribution Assets”) shall be distributed pursuant to the following order of preference:

(b)	The holders of the Series A1 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof but subject to the provisions of sub-article 8(e) below, an amount per each Series A1 Preferred Share equal to: (i) Two time (2X) of the applicable Original Issue Price for each such share, less (ii) the aggregate amount previously paid in respect of such share pursuant to this Article 8(b), if any (the “A1 Preference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the A1 Preference Amount to the holders of the Series A1 Preferred Shares pursuant to this subarticle (b), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Ordinary Option Shares and the holders of the Series A1 Preferred Shares in accordance with sub-article 8(e) below, and among the holders of the Series A1 Preferred Shares as between themselves, pro-rata in proportion to the preferential amount each such holder would otherwise be entitled to receive had the A1 Preference Amount been paid in full.

(c)	Following the payment in full of the A1 Preference Amount, the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof but subject to the provisions of sub-article 8(e) below, an amount per each Ordinary Preferred A Share and per each Ordinary Preferred B Share equal to: (i) the applicable Original Issue Price of such share, less (ii) the aggregate amount previously paid in respect of such share pursuant to this Article 8(c), if any (the “Ordinary A/B Preference Amount”). In the event that the Distribution Assets are not sufficient for a full payment of the Ordinary A/B Preference Amount to the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares pursuant to this sub-article (c), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Ordinary Option Shares and the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares in accordance with sub-article 8(e) below, and among the holders of the Ordinary Preferred A Shares and the holders of the Ordinary Preferred B Shares as between themselves, pro-rata in proportion to the preferential amount each such holder would otherwise be entitled to receive in respect of such shares had the Ordinary A/B Preference Amount been paid in full.

Notwithstanding anything to the contrary in these Articles, any change or amendment to the rights attached to the Ordinary Preferred B Shares under this sub-article 8(c) shall require the approval of holders of at least 75% (Seventy Five Percent) of the Ordinary Preferred B Shares, provided that the authorization or issuance of a new class of shares with preferential rights (including preferential rights of dividend and liquidation preferences) or issuance of additional shares of an existing class shall not be deemed a change or amendment in the rights of the Ordinary Preferred B Shares under this sub-article 8(c).

(d)	Following the payment in full of the A1 Preference Amount, the Ordinary A/B Preference Amount and the Ordinary Option Preference Amount (as defined in sub-article 8(e) below), the holders of the Preferred Shares and the holders of the Ordinary Shares shall receive any remaining Distribution Assets available for distribution pro rata based on the number of Ordinary Shares (on an as converted basis) held by any such holder, provided however that the holders of Ordinary Option Shares shall not receive in the aggregate, under both this sub-article 8(d), sub-articles 8(b) and 8(c) above and sub-article 8(e) below, more than their pro rata portion (on an as converted basis) of the Distribution Assets.

(e)	Notwithstanding the provisions of sub-articles 8(b) and 8(c) above, the holders of Ordinary Option Shares shall participate, pari passu with the holders of each class of Preferred Shares (and pro rata among themselves, based on the number of Ordinary Option Shares held by any such holder) in the distribution of any Distribution Assets until such time as the preference amounts payable with respect to such Preferred Shares are paid (i.e., the A1 Preference Amount and the Ordinary A/B Preference Amount), in such manner that the holders of Ordinary Option Shares shall receive, pari passu with the distribution to the holders of each class of Preferred Shares of their preference amount and prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company, by reason of their ownership thereof, the lower of (i) an amount equals to 10% of the aggregate amount distributed to the holders of the Preferred Shares until such time as their liquidation preferences are paid pursuant to sub-articles 8(b) and 8(c) above (i.e., the A1 Preference Amount and the Ordinary A/B Preference Amount, or (ii) an amount equals to their pro rata portion holdings (on an as converted basis) of the Distribution Assets (the “Ordinary Option Preference Amount”);.

For example:

(i) if the A1 preference amount is $30,000,000 (Thirty Million US Dollars), the Ordinary A/B preference amount is $20,000,000 (Twenty Million US Dollars), the Ordinary Option Shares constitute 12% of the issued and outstanding share capital of the Company on an as converted basis and there is $75,000,000 (Seventy-Five Million US Dollars) in Distribution Assets, the holders of Series A1 Preferred Shares will receive $30,000,000 (Thirty Million US Dollars), the holders of Ordinary A Preferred Shares and the holders of the holders of Ordinary B Preferred Shares will receive, in the aggregate, $20,000,000 (Twenty Million US Dollars), the holders of Ordinary Option Shares will receive $5,000,000 (Five Million US Dollars) and $20,000,000 (Twenty Million US Dollars) will be distributed among the holders of Preferred Shares and Ordinary Shares, including the Ordinary Option Shares, in accordance with sub-article 8(d) above.

or:

(ii) if the A1 Preference amount is $30,000,000 (Thirty Million US Dollars), the Ordinary A/B Preference amount is $20,000,000 (Twenty Million US Dollars), the Ordinary Option Shares constitute 12% of the issued and outstanding share capital of the Company on an as converted basis and there is $25,000,000 (Twenty-Five Million US Dollars) in Distribution Assets, the holders of Series A1 Preferred Shares will receive $22,500,000 (Twenty-Two Million, Five Hundred Thousand US Dollars), the holders of Ordinary Option Shares will receive $2,500,000 (Two Million Five Hundred Thousand US Dollars) and the holders of Ordinary A Preferred Shares and the holders of Ordinary B Preferred Shares will receive nothing).

Notwithstanding the foregoing, it is hereby clarified that this Sub-Article 8(e) shall not apply in the event of a distribution of Distribution Assets resulting from an acquisition of the Company by, or a merger of the Company with or into, a SPAC (as defined hereinafter), even if such acquisition or merger shall be deemed a “Merger”, an “Acquisition” and/or a “Liquidation Event”, as such terms are defined under Sub-Article 8(a) above. A “SPAC”, for the purpose of this Article, means a Special Purpose Acquisition Corporation, meaninga public company, having no substantial operations at the time of the acquisition or merger, which went public with the intention of merging with or acquiring a company with the proceeds resulting from its public offering.

(f)	In the event of a Merger or an Acquisition in which the shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom (such as with a sale of shares transaction), no transfer of securities in accordance thereto will be considered valid and the Company will not register or otherwise give effect to such transfer, unless the provisions of the distribution preferences under this Article 8 shall apply.

(g)	Whenever the Distribution Assets are in securities or property other than cash, the value of such assets shall be the fair market value of such securities or other property as shall be determined by the Board, or by the liquidator in case of winding up. Such proceeds shall be made payable in US dollars unless any holder of fully paid share elects to receive such distributions in NIS. The NIS equivalent of the dollar value of any distribution shall be determined in accordance with the Representative Rate last published by the Bank of Israel prior to the date of the making of the distribution.

9.	CONVERSION OF PREFERRED SHARES

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert.

(1)	Subject to Article 9(c), each fully paid Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Preferred Share at the Office or any transfer agent for the Preferred Shares, into one fully paid and non-assessable Ordinary Share nominal value NIS 1 and the Company shall, at such time, issue to the holders thereof, for no additional charge (a portion of the premium paid for such Preferred Shares being attributed as payment on account of the nominal value of such additional Ordinary Shares – in the event that the then applicable law requires that shares are issued for no less than their nominal value and to the extent no other source available pursuant to the provisions of the then applicable law may be used for such purpose), such number of fully-paid and non-assessable Ordinary Shares as required so that the total number of Ordinary Shares so issued (i.e. including the Ordinary Share into which the Preferred Share was converted) will be equal to the number determined by dividing the Original Issue Price applicable to such Preferred Share by the Conversion Price (as defined below) at the time in effect for such share. In the event that the then applicable law requires that shares are issued for not less than their nominal value, and the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Preferred Share, the holder thereof shall pay the Company such excess nominal value to the extent no other source available pursuant to the provisions of the then applicable law (such as premiums paid for other shares of the Company) may be used for such purpose. The initial Conversion Price per each Preferred Share shall be its Original Issue Price, provided, however, that the Conversion Price for the Series A1 Preferred Shares shall be subject to adjustment as set forth in subarticles 9(c), 9(d) and 9(e) and the Conversion Price for the Ordinary Preferred A Shares and Ordinary Preferred B Shares shall be subject to adjustment as set forth in subarticles 9(d) and 9(e).

(2)	All Preferred Shares shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Shares upon the earlier of: (A) a Qualified IPO, or (B) the written consent of the Majority Preferred Shareholders.

(b)	Mechanics of Conversion.

(1)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares such holder shall surrender the certificate or certificates therefor at the Office and shall give written notice to the Company of the election to convert the same (or any part thereof) and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled, issue and deliver at such office to such holder of Preferred Shares, or subject to the transfer restrictions contained in these Articles to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, or on any later date or when any conditions specified in the notice have been fulfilled and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with a QIPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(2)	A conversion of Preferred Shares pursuant to one of the events described in Article 9(a)(2) shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares.

(c)	Conversion Price Adjustments of Preferred Shares

Until the QIPO, the applicable Conversion Price of the Series A1 Preferred Shares shall be subject to adjustment from time to time as follows:

(1)	Upon each issuance by the Company of any “Additional Securities” (as defined below), without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding Series A1 Preferred Shares, in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding Series A1 Preferred Shares in effect immediately prior to each such issuance shall be adjusted to a price (calculated to the nearest cent ($0.01)) determined by dividing (1) the sum of (A) the total number of Ordinary Shares issued and outstanding prior to the issuance of such Additional Securities multiplied by the applicable Conversion Price of the Series A1 Preferred Shares in effect prior to the issuance of such Additional Securities, plus (B) the total amount of the consideration received by the Company for such Additional Securities by (2) the sum of the total number of Ordinary Shares issued and outstanding immediately prior to the issuance of such Additional Securities plus the number of such Additional Securities issued. For the purpose of the above calculation, the number of shares of Ordinary Shares issued and outstanding immediately prior to such issue shall be calculated on an as converted and fully diluted basis, as if all outstanding warrants, options or other rights for the purchase of shares or convertible securities had been fully exercised (and the resulting securities fully converted into Ordinary Shares, if so convertible) as of such date, but excluding the warrants to purchase Series AA Preferred Shares outstanding prior to the execution of the 2007 Investment Agreement, unless cancelled).

(2)	(A)	No adjustments of any applicable Conversion Price shall be made in an amount less than one US cent ($0.01). No adjustment of any applicable Conversion Price pursuant to subarticle 9(c)(1) shall be made if it has the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(B)	In the case of the issuance of Additional Securities (as defined below) for cash, the consideration, for the purpose of subarticles 9(c)(1) shall be deemed to be the amount of cash received therefore before any payment of commissions, expenses and the like.

(C)	In the case of the issuance of Additional Securities (defined below) for a consideration, in whole or in part other than cash, the consideration other than cash shall, for the purpose of subarticle 9(c)(1) be deemed to be the fair value thereof as determined, in good faith, by the Board of Directors.

(D)	In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passing of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable security shall be deemed to have been issued at the time of the issuance of such options, rights, or securities at a consideration equal to the consideration (determined in the manner provided in subarticle 9(c)(2)(B) and 9(c)(2)(C)), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby, and the applicable Conversion Price shall be adjusted accordingly. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely to be included in the numerator and denominator for purposes of determining the number of Ordinary Shares outstanding for purposes of Article 9(c)(1)) shall be recomputed to reflect the issuance of only the number Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, or upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. The number of Ordinary Shares deemed issued and the consideration deemed paid therefor shall be appropriately adjusted to reflect any change, termination or expiration of the type described in this Article 9(c)(2)(D).

(E)	For purpose of subarticle 9(c)(1) hereof, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to subarticle 9(c)(2)(D).

(3)	“Additional Securities” shall mean any Ordinary Shares, options to purchase or rights to subscribe for Ordinary Shares, or securities which by their terms are convertible into or exchangeable for Ordinary Shares, or any securities convertible into or exercisable for any securities of the foregoing. Notwithstanding the foregoing, “Additional Securities” does not include:

(A)	Securities issued pursuant to a transaction described in subarticles 9(d) or 9(e) hereof;

(B)	The issuance, pursuant to the approval of the Board, of Ordinary Shares or Options to purchase Ordinary Shares to employees, directors and bona-fide consultants;

(C)	Securities issued pursuant to options, warrants or other rights outstanding prior to the issuance of the Series A1 Preferred Shares;

(D)	Ordinary Shares issued upon conversion of Preferred Shares;

(E)	Issuance of Bonus Shares, providing such Bonus Shares are issued to all the then existing shareholders, or shares issued pursuant to a rights offering in which all such shares are offered exclusively to existing shareholders;

(F)	Shares issued in the acquisition of another company provided that the issuance of such shares is approved by the Board of Directors;

(G)	Shares issued in connection with equipment leases, bank loans or secured debt financings approved by the Board of Directors provided the number of such shares issued shall not exceed, in the aggregate, together with all previous issuances made pursuant to this paragraph, 1% of the then issued and outstanding share capital of the Company on a fully diluted, as converted basis;

(H)	Securities issued or issuable following written approval of Majority Preferred Shareholders in which they agree to waive their anti-dilution or pre-emptive rights (as the case may be) with respect to such specific issuance; and

(I)	Securities issued as a charitable donation pursuant to Article 3A.

(d)	Other Distributions

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subarticle 9(c)(3) or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares then, in each such case for the purpose of this subarticle 9(d), the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, each holder of Preferred Shares shall be entitled to receive without payment of any additional consideration, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares receivable by exercise of the conversion rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(e)	Recapitalization

If at any time or from time to time there shall be a Recapitalization Event (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 9 or Article 8) provisions shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 9 with respect to the rights of the holders of the Preferred Shares after such Recapitalization Event to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

If the Company shall subdivide or combine its Ordinary Shares, the applicable Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(f)	No Impairment

The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consideration, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of the Conversion Rights of the holders of Preferred Shares, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(g)	No Fractional Shares and Certificate as to Adjustments

(1)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares held by the holder and the number of Ordinary Shares issuable upon such aggregate conversion.

(2)	Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(h)	Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

10.	RESERVED

11.	VOTING RIGHTS

Subject to Article 58 below, each holder of Ordinary Shares and Preferred Shares shall be entitled to one (1) vote per Ordinary Share or Ordinary Share into which such Preferred Share is convertible at the time of voting, whether in a vote by show of hands, secret ballot or written consent. Each holder of Preferred Shares shall vote together with the Ordinary Shares as a single class (except as otherwise expressly provided in these Articles or as required by law) and shall be entitled to notice of any general meeting of shareholders in accordance with these Articles. Fractional votes shall not be permitted and any fractional vote resulting from the conversion mechanism described above in these Articles shall be rounded up or down to the nearest whole number (with one-half (1/2) being rounded upward).

12.	PROTECTIVE PROVISIONS

(d)	Until a QIPO, the Company shall not take any of the following actions without approval of the Majority Preferred Shareholders (which may be obtained by way of a written consent and shall not require the convening of a shareholders meeting for such purpose, unless required by applicable law):

(1)	any amendment to or modification of these Articles and/or the Memorandum of Association of the Company or any other action which would amend, change or modify the rights, preferences or privileges of the Preferred Shares.

(2)	declaration of any Dividend;

(3)	the authorization of any share capital, or other rights or securities convertible into or exchangeable for share capital, or the conversion of any existing shares into shares, in each case with rights equal to or superior to the rights of the Preferred Shares;

(4)	any action or transaction which is outside the business of the Company as contemplated in the Updated Work Plan of the Company (as defined in the 2007 Investment Agreement);

(5)	any action which effects a merger, reorganization, liquidation, disposition, acquisition or sale of the Company or of any subsidiary thereof, or any transfer of a material asset of the Company or of any subsidiary thereof, or the creation of or purchase of or into any entity;

(6)	any action which may alter or change the capital structure of the Company or of any subsidiary thereof, any action which effects a reclassification or recapitalization of the outstanding capital shares of the Company, and any increase in the registered share capital of the Company or of any subsidiary thereof;

(7)	the creation of any guarantee, mortgage, pledge or security interest in a material asset, or in all or substantially all of the assets of the Company or a subsidiary;

(8)	the replacement of the independent auditors to the Company, which in any event shall be one of the “big four”; and

(9)	the incurrence by the Company or by any subsidiary thereof of any indebtedness that shall exceed the sum of $250,000 (Two Hundred Fifty Thousand US Dollars), calculated on a cumulative basis in respect of any one transaction or in respect of a series of connected transactions;

(e)	Until a QIPO, the Company shall not issue any securities of any kind or options to purchase securities of any kind without the approval of the majority of the directors appointed by the holders of the Preferred Shares, provided however that shares issued upon the exercise of warrants, options, or other rights outstanding prior to the 2007 Investment Agreement or the grant of options (and shares issued upon exercise of such options) under the Company’s incentive plans, are not subject to such approval.

(f)	Any amendment or modification of the rights and obligations of Intel set forth in Article 29(e) (Right of First Refusal), Article 29A (Co-Sale) and Article 29(B)(b) (Bring Along) and 65(c) (Directors) shall require the consent of Intel.

(g)	The required consents as set forth in Articles 12(a) – (b) above shall also apply to any action taken by any wholly owned subsidiary of the Company.

13.	ALLOTMENT OF SHARES

Subject to the provisions of Articles 12 and 14, the authorized but unissued shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter-alia, terms relating to calls as set forth in Article 31 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

14.	PREEMPTIVE RIGHTS

(a)	Until a QIPO, the provisions of this Article 14 shall apply:

(1)	Any Additional Securities (as defined in Article 9 above) to be issued by the Company (the “Offered Securities”) shall first be offered by the Board of Directors by written notice to each Major Holder (for purposes of this Article 14, the “Offerees”). The number of Offered Securities offered to each Offeree shall be the result of the multiplication of the Offered Securities by a fraction: (i) the numerator of which shall be the total number of outstanding Ordinary Shares of the Company (on an as-converted basis) held by such Offeree as determined prior to the offer made pursuant to this Article 14, and (ii) the denominator of which is the total number of outstanding Ordinary Shares of the Company (on an as-converted basis), as determined prior to the offer made pursuant to this Article 14.

(2)	The Company shall provide each Offeree with a Notice (the “Notice of Offer”) specifying the number of Offered Securities he is entitled to purchase and which shall state the terms of the proposed issuance, and any such Offeree may accept such offer, as to all or any part of the Offered Securities so offered to him, by giving the Company written notice of acceptance within fourteen (14) days after being served with such Notice of Offer; provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of Offered Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such Offered Securities only if the Company consummates the sale of the balance of the Offered Securities pursuant to the terms described in such Notice of Offer

(3)	Any and all preemption rights set forth in this Article 14, may be exercised by a Permitted Transferee of a Major Holder instead of by such Major Holder if such Major Holder so notifies the Company in writing.

(b)	Any Offered Securities not subscribed for by the Offeree as aforesaid, shall be under the control of the Board of Directors and may be issued without regard to this Article 14, except to the extent that said Offered Securities may not be allotted on terms more favorable to the purchaser than those offered pursuant to this Article 14. In the event the Offered Securities are not acquired by the expiration of 120 days from the date of expiration of the [fourteen (14)] day period referred to in Article 14(a)(2), they may not be issued except by compliance with the provisions of Article 14.

15.	REGISTERED HOLDER

(h)	If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing notices, the one registered first in the register of shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(i)	In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

(j)	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share, on the part of any other person.

16.	SHARE CERTIFICATES

(k)	A shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(l)	Each certificate shall carry the signature or signatures of a director or such other person(s) appointed by the Board of Directors for this purpose and the rubber stamp or the seal of the Company.

(m)	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

17.	MODIFICATIONS OF SHARE RIGHTS

If at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted, subject to the provisions of Article 12 above, to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes by a resolution of the general meeting of the shareholders of the Company, without the need for any separate class vote or class meeting. It is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate general meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such shareholder, due to the fact that such shareholder may benefit in one way or another from the outcome of such resolution.

Without derogating from the need to receive any consents or approvals required pursuant to Article 12, it is hereby clarified and agreed that the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class or unification with another class, shall not be deemed, for purposes of these Articles, to amend, change, vary, modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

PLEDGE

18.	The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any shareholder (whether registered in his name only or together with another or others) and on the proceeds from the sale thereof, for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article.

19.	The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board's desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice has been sent to him.

20.	The net proceeds of such sale after payment of the costs thereof, shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction), and the remainder (if there shall be any) shall be paid to the shareholder or to the person who has acquired a right in the share sold pursuant to the above.

21.	After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer's name in the register of shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of shareholders with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

22.	Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time, such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if it shall so require, in order to prove the title of the transferor. The instruments and documents notifying the Company with respect to the transfer are a prerequisite to the effectuation of such transfer. Notwithstanding the above, any transfer of shares to any person or entity that is not at the time of transfer a shareholder of the Company and that competes with the Company, directly or indirectly, in the field of optical inspection or metrology for semiconductors or the transfer of shares which have not been fully paid up will require the consent and approval of the Board of Directors, except if such transfer is to a Permitted Transferee.

Deed of Transfer of Shares

I, ____________ of _____________ in consideration of the sum of NIS ________ (New Israeli Shekels) paid to me by ______________, of ____________ (hereinafter called “the said transferee”) do hereby transfer to the said transferee ___________ share (or shares) having par value of NIS ________ each one numbered ____ until ____ inclusive in Negevtech Ltd., to hold unto the said transferee, his executors, administrators, and assigns, subject to the conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to accept the said share (or shares) subject to the conditions aforesaid. As witness we have hereunder set out hands the ______ day of _________ 20__.

______________________	______________________
Transferee	Transferor

______________________	______________________
Address	Address

23.	The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the register of shareholders in respect thereof.

24.	The Company shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time, with the exception of transfers to Permitted Transferees.

25.	RESERVED.

26.	Upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

27.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a shareholder in respect of the share upon the consent of the Board or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28.	A person becoming entitled to a share because of the death of a shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a shareholder, until he has been accepted as a shareholder with respect to that share.

29.	RIGHT OF FIRST REFUSAL

(n)	Until a QIPO, a shareholder of the Company shall not be permitted to make any Transfer (as hereinafter defined) of his shares in the Company, other than to a Permitted Transferee, except pursuant to the following provisions set forth below.

For the purposes of this Agreement, the term “Transfer” shall mean any sale, assignment, transfer, hypothecation or other encumbrance or disposition of in any way.

(o)	A shareholder, desirous of making any Transfer of the shares held by him to others, in whole or in part (hereinafter the “Transferor”) shall be obligated to offer them first to the Offerees (as defined in Article 14 above), by giving notice in writing to the Company and the Company shall forward such notice to such Offerees within 3 (three) business days following receipt of such notice (hereinafter “Sale Notice”).

(p)	In the Sale Notice the Transferor shall mention the number of shares he wishes to Transfer (hereinafter the “Offered Shares”), the price forming the consideration for the Offered Shares, the name of the transferee (the “Transferee”) and the other conditions of the sales.

(q)	The Sale Notice shall be irrevocable unless all of the Offerees agree otherwise.

(r)	Each of the Offerees may inform the Transferor and the Company in writing within 21 Business Days from the date of receipt of the Sale Notice as to his/her intention to purchase that number of Offered Shares, in whole or in part, which is the result of the multiplication of the Offered Shares by a fraction: (i) the numerator of which is the number of Ordinary Shares (on an as-converted basis) of the Company held by such Offeree and (ii) the denominator of which is the total number of outstanding Ordinary Shares (on an as-converted basis) held by all Offerees (hereinafter the “Offerees’ Offered Shares”), the purchase of which shall be at the purchase price and in accordance with the payment conditions as provided for in the Sale Notice (hereinafter the “Purchase Notice”). An Offeree who has submitted a Purchase Notice shall be referred to hereinafter as “Buyer”. Notwithstanding the foregoing, Intel (to the extent it is a Major Holder) shall be required to provide the Transferor with a Purchase Notice within 10 days of receipt of the Sale Notice and, in the event Intel is the Transferor, the Offerees will be required to provide Intel with a Purchase Notice within 10 days of receipt of the Sale Notice.

(s)	Thereafter, the Company shall give each Buyer who has fully exercised his rights pursuant to Article 29(e) a written notice, with a copy to the Transferor (the “Excess Notice”) stating the amount of Offered Shares with respect to which no Purchase Notice was submitted (hereinafter referred to as “Excess Offered Shares”) and each such Buyer shall be entitled, subject to Article 29(j) below, provided he so notifies the Transferor and the Company in writing (the “Excess Reply Notice”), such Excess Reply Notice to be received by the Transferor within 7 Business Days following the delivery to such Buyer of the Excess Notice, to purchase any or all of such Excess Offered Shares.

(t)	If by the end of the time referred to in Articles 29(e) and 29(f) above no Purchase Notices have been received by the Company or the Company has received Purchase Notices with respect to a total number of shares that is less than the number of Offered Shares, the Transferor may, within 30 days from the expiration of the time for submission of the Purchase Notices or, in the event that Article 29(f) applies, the Excess Reply Notice, sell all (but not less than all) of the Offered Shares to the Transferee and/or to any Buyer that submitted a Purchase Notice and, if applicable, an Excess Notice, up to the number of shares requested to be purchased by such Buyer (though he shall be under no obligation to do so) at a price not less than the price mentioned in the Sale Notice (as linked to the representative rate of the U.S. dollar from the day of the furnishing of the notice to the date of sale in fact) and upon all other conditions not less favorable to the Transferor than those provided for in the Sales Notice.

(u)	If the Transferor shall not transfer the Offered Shares as aforesaid, within the period of time specified in Articles 29(e), (f) and (g) above, he shall be obligated, before selling the Offered Shares to another, to offer them again to the Offerees in accordance with the aforementioned procedure, and such procedure shall apply to any further offer.

(v)	If there have been received Purchase Notices and, if applicable, Excess Reply Notices, for a total number of shares equal to the number of Offered Shares, then every Buyer shall buy the number of shares as mentioned in the Purchase Notice and, if applicable, the Excess Reply Notices, he has submitted.

(w)	If Purchase Notices and Excess Reply Notices shall have been received for a total number of shares greater than the number of Offered Shares, the Buyers may acquire shares in a manner proportionate to the share capital of the Company held by them at that time, as determined in accordance with Article 29(e) above. However, no Buyer shall be required to buy a greater number of shares than the number provided for in the Purchase Notice and, if applicable, the Excess Reply Notice, submitted by him and upon the allocation to him of the full number of Offered Shares so requested by him in the Purchase Notice, such Buyer shall be disregarded for the purpose of any further allocation of the remaining Excess Offered Shares.

(x)	In every one of the events referred to in Articles 29(e), 29(f), 29(g), 29(h), 29(j) and 29(i) the Company shall send within five (5) days after the last date for the submission of each of the Purchase Notices and the Excess Reply Notices to each of the Buyers (with a copy to the Transferor), a notice accompanied by the copies of all Purchase Notices received by the Company of either non-acceptance of the offer pursuant to the Sale Notice or the acceptance thereof (hereinafter the “Acquisition Notice”).

(y)	After receipt of the Acquisition Notice notifying acceptance, each Buyer shall purchase from the Transferor, and the Transferor shall sell and transfer to such Buyer the number of shares referred to in such notice according to the terms of the Sale Notice (other than in circumstances set forth in Article 29(g) above, in which case the provisions of said Article 29(g) will apply). Upon the transfer to Buyer such shares must be free and clear of any liens or encumbrances unless otherwise specified in the Sale Notice. The Transferor and such Buyer shall each have all remedies for breach of contract available under applicable laws in connection with the transactions set forth in this Article 29.

(z)	Any Transfer of shares by any Offeree pursuant to the exercise of its co-sale rights under Article 29A shall not give the other Offerees additional rights of first refusal and shall be deemed to have been part of the Offered Shares and included in the Sale Notice to the extent that the number of the shares being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the Transferor shall give a new Sale Notice hereunder.

29A	CO SALE

(a)	Should any holder of Preferred Shares (other than Intel) (“Selling Shareholder”) wish to make a Transfer, other than to a Permitted Transferee, then each of the holders of Preferred Shares other than Intel (the “Entitled Shareholders”) shall have the right to participate in the Selling Shareholder’s Transfer of such Offered Shares, in accordance with this Article 29A, pursuant to the specified terms and conditions stated in the Sale Notice, provided that an Entitled Shareholder who is also an Offeree for purposes of Article 29 above shall be entitled to elect whether to exercise its rights under either Article 29 or Article 29A and shall not be entitled to contingently exercise its rights under both such articles. Each of the Entitled Shareholders shall be entitled, upon written notice to the Company and the Selling Shareholder within twenty-one (21) Business Days after receipt of the Sales Notice (“Participating Preferred Shareholders”), to sell to the Transferee up to that number of the Shares in the Company owned by such Participating Preferred Shareholder (the “Equity Shares”) determined by multiplying the total number of Offered Shares times a fraction the numerator of which is the number of Ordinary Shares owned by such Participating Preferred Shareholders (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by all Participating Preferred Shareholders (on an as-converted basis) and the Selling Shareholder. Such written notice shall indicate, subject to the terms of this Article 29A, the number of Shares that the Participating Preferred Shareholder intends to transfer to the Transferee. At the closing of the sale of the Offered Shares to the Transferee, the Selling Shareholder shall transfer his shares to the Transferee only if the Transferee concurrently therewith purchases, on the same terms and conditions specified in the Article 29A Notice, all of the Shares as to which participation notices have been delivered.

(b)	Notwithstanding the provisions of Article 29A(a), no Transfer in one transaction or in a series of related transactions, of shares representing more than 50% of the issued and outstanding shares of the Company (on an as converted basis) may be made, other than to a Permitted Transferee, unless the proposed Transferee of such shares offers to purchase the remaining issued and outstanding shares of the Company upon the same terms and conditions. In such event, the consideration payable by the Transferee shall be distributed among all selling shareholders participating in such Transfer in accordance with the terms of Article 8.

29B	BRING ALONG

(a)	At any time prior to a QIPO, in the event that:

Shareholders holding 60% (sixty percent) or more (the “Threshold Percent”) of the Company’s issued and outstanding shares, on an as converted basis (the “Proposing Shareholders”) accept an offer to affect a Merger or Acquisition (the “Offer”); and

Such Merger or Acquisition is conditioned upon the consent and/or sale of all of the remaining issued shares of the Company; then all remaining shareholders (the “Non Proposing Shareholders”) will be required, if so demanded by the Proposing Shareholders, to vote in favor of, execute the relevant documents, and otherwise take all necessary and reasonable actions relating to such Offer, including to sell their shares upon the same terms and conditions as in the Offer made to the Proposing Shareholders and the proceeds shall be allocated in accordance with the provisions of Article 8. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of the Shares by the Non Proposing Shareholders other than in connection with the Offer, shall be absolutely prohibited.

(a)(1)	Without derogating from the aforesaid and in addition to it, the majority required for a forced sale pursuant to Section 341 of the Companies Law shall be 60% of the issued and outstanding share capital of the Company, on an as converted basis (with no need for a separate consent of each class). The distribution of the consideration in such transaction shall be in accordance with the provisions of Article 8.

(b)	Notwithstanding the foregoing, the obligation of Intel to sell its shares (the “Transaction”) pursuant to this Article 29B shall be subject to the satisfaction of each of the following conditions:

(i)	Form of Consideration. Intel shall not be required to accept any consideration for its shares other than cash or freely tradeable equity securities (subject to a lock-up period of no more than 90 days following the issuance of such securities to Intel) which have been admitted to or listed upon (i) the Official List of the UK Listing Authority or (ii) the New York or American Stock Exchange or the NASDAQ National Market in the United States of America or (iii) the Geregelter Markt or (iv) Euronext Paris S.A. or (v) such other stock exchange as Intel may agree.

(ii)	Equal Consideration. Subject to section (iii) below, upon the consummation of the Transaction, all of the holders of Preferred Shares will receive the same form and amount of consideration per Preferred Share, respectively, taking into account any liquidation preference to which the holders of Preferred Shares are entitled, and if any holders of Preferred Shares are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

(iii)	Costs/Expenses. Intel shall not be required to incur any costs or expenses (without limitation whether by way of out of pocket expenses or by way of set off) in connection with the Transaction except its pro rata share of any costs incurred for the benefit of all of the Company’s shareholders and for which Intel has agreed in writing to be responsible in advance of such costs being incurred. For the avoidance of doubt Intel shall be solely responsible for any costs that it decides to incur including the costs of its own counsel.

(iv)	Representations, Warranties and Indemnities. The only representations, warranties or indemnities that Intel shall be required to make in connection with the Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Intel (the “Intel Securities”), and (ii) the corporate authority of Intel to convey title to the Intel Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Intel Required Obligations”). The Intel Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Intel on a several (but not joint) basis only.

(v)	Liability. Intel shall not accept, assume or be deemed to have assumed any joint, or joint and several, liability with any other shareholder(s), the Company or any other party, with respect to any representation, warranty, indemnity, covenant or combination thereof made by such other shareholder(s), the Company or other party in connection with the Transaction. Intel’s liability shall in any event be limited to the amount of consideration actually received by Intel in cleared funds.

(vi)	Escrow and Liability upon Escrow. In the event that consideration for any of the shares in the Company is to be placed in escrow (the “Escrow Amount”), such Escrow Amount will not exceed 15% of the total consideration payable to all shareholders of the Company and that the Escrow Amount, to the extent that no claim has been made against it and for such amount as might remain following such claim, will be released to the shareholders at the latest three (3) months following the end of the acquiring company’s first accounting period after the consummation of the transfer of Intel’s shares or eighteen (18) months after the consummation of such transfer (the later of the two). Intel’s liability shall be limited to its pro rata share of the Escrow Amount (Intel’s pro rata share to be calculated on the basis of the consideration due to Intel as a proportion of the aggregate consideration due to all shareholders in the Company). For the avoidance of doubt, the Escrow Amount may be used to satisfy claims arising out of breaches by the Company of representations and warranties given by the Company in connection with a Transaction, all subject to the foregoing terms and conditions.

(vii)	US Securities. If the consideration proposed for Intel’s shares is in the form of securities of an issuer incorporated in the United States, Intel shall not be obligated to participate in the Transaction unless it is provided an opinion of counsel to the effect that the sale in connection with such Transaction is not in violation of the registration or qualification requirements of federal or applicable state securities laws in the United States, or, if Intel is not provided with such an opinion, the Company shall indemnify Intel for any violation.

(vii)	Other Agreements. Intel shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

(viii)	Covenant Not to Compete. Intel shall not be required to agree to any covenants including without limitation any covenant not to compete or any covenant not to solicit any of the customers, employees or suppliers of any party to the Transaction.

Furthermore, notwithstanding the foregoing, the obligation of Orbotech to sell its shares (the “OrbotechTransaction”) pursuant to this Article 29B shall be subject to the condition that the only representations, warranties or indemnities that Orbotech shall be required to make in connection with the Orbotech Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Orbotech (the “Orbotech Securities”), and (ii) the corporate authority of Orbotech to convey title to the Orbotech Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Orbotech Required Obligations”). The Orbotech Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Orbotech on a several (but not joint) basis only.

29C.	STAND STILL

Notwithstanding anything to the contrary in these Articles, any issuance of securities by the Company, and any sale, transfer, pledge, encumbrance or other disposal of any of the securities of the Company (by the Company or any shareholder), or any other action (including repurchase of any shares of the Company by the Company or by any subsidiary thereof), other than any action in which the provisions of Article 29B (Bring Along) shall apply, which results in a Strategic Investor (as defined below) whether or not a shareholder of the Company, holding (together with affiliates, Permitted Transferees, or other parties acting in concert with it) more than 20% of the voting rights in the Company, is prohibited unless approved in writing in advance by the Majority Preferred Shareholders (excluding, for the purposes of such majority, any Strategic Investors and their affiliates and Permitted Transferees or other parties acting in concert with them) and on terms and conditions approved by them. Any of the transactions set forth in the forgoing sentence not so approved shall be null and void and shall not be registered in the Company’s Shareholders Register. For purpose hereof a “Strategic Investor” shall mean a corporation or other business entity whose business is related to the Company’s business and who is likely to have a business or technologic interest in the Company’s business, as distinguished from an interest for the sole purpose of a financial investment.

CALLS

30.	A shareholder shall not be entitled to receive dividends nor to use any right a shareholder has, or receive any benefit or entitlement stated in these Articles (including without limitation, the rights set forth in Articles 7, 8, 11, 12, 14, 29, 29A, 65 and 86 hereof), unless he has paid all the calls that shall be made from time to time prior to or on the date appointed for payment thereof, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

31.	The Board may, subject to the provisions of these Articles or any agreement with the applicable shareholders, make calls upon the shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) days on every call and each shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

32.	The calls for payment shall be deemed to have been requested from the date the Board shall have decided upon the calls for payment.

33.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

34.	If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, as determined by the Board of Directors commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waiver payment of that interest, wholly or in part.

35.	Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

36.	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

37.	The Board may, if it thinks fit, receive from any shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and shareholders shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance. The Board of Directors may at any time repay any amount so advanced without premium or penalty by giving such shareholder seven days' prior notice in writing. Nothing in this Article 37 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

FORFEITURE OF SHARES

38.	If a shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

39.	The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. In such event, the provisions of Section 181 of the Companies Law shall apply, and the shares so forfeited shall be "dormant shares" as provided for therein. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

41.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit, subject to applicable law. Such shares shall not be deemed, for the purposes of these Articles, to comprise part of the issued and outstanding share capital of the Company, and shall be disregarded for the purposes of calculations based thereon. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

42.	A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all moneys that, at the date of forfeiture, were presently payable by him to the Company in respect of the shares (including interest and expenses).

43.	Without derogating from Article 30 above, the forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Companies Law imposes upon former shareholders.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

45.	Subject to the provisions of Article 12 above and to any applicable law, the Company may, from time to time, by resolution duly adopted according to these Articles:

(a)	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)	cancel any shares which have not been taken or agreed to be taken by any person;

(c)	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed by the Memorandum of Association in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

(d)	reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct.

INCREASE OF SHARE CAPITAL

46.	Subject to the provisions of Article 12 above and to any applicable law, the Company shall be permitted from time to time, by resolution duly adopted according to these Articles, to increase its share capital - whether or not all its shares have been issued, or whether the shares issued have been paid in full - by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

47.	Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS

48.	A general meeting shall be held once in every calendar year at such time, being not more than fifteen months after the holding of the last preceding general meeting, and place as may be prescribed by the Board. The abovementioned general meetings shall be called "Annual General Meetings". All other general meetings shall be called "Special General Meetings".

49.	Subject to the provisions of these Articles the function of the Annual General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Board and auditors; to declare dividends, to appoint auditors and to fix their salaries. Every other matter shall be deemed to be special and shall be discussed at a Special General Meeting.

50.	The directors or anyone of them may, whenever they think fit, and upon a requisition in writing as provided for in the Companies Law, convene a Special General Meeting. Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered Office of the Company. If the Board of Directors does not convene a meeting within 21 days from the date of the submission of the requisition as aforesaid, the requisitioners may convene by themselves a meeting. However, the meeting which was so convened shall not be held after three months have passed since the date of the submission of the requisition.

NOTICE OF GENERAL MEETINGS

51.	A prior notice of 14 (fourteen) days at least shall be sufficient for any general meeting, including any meeting at which it is being proposed to amend the Memorandum of Association and/or Articles of Association and, accordingly, prior notice of at least 14 days shall be given with respect to the place, date and hour of the meeting, and in the event that a special matter shall be discussed, a general description of the nature of that matter. The notice shall be given, as herein below provided for, to the shareholders entitled pursuant to these Articles to vote at the meeting. The notice shall be sufficient for any meeting of shareholders including a meeting at which it is proposed to amend the Memorandum of Association and/or Articles of Association. If, by chance, a notice as aforesaid was not given or not received by a shareholder, this shall not amount to a disqualification of the resolution passed or disqualification of the proceedings held at that meeting. With the consent of all the shareholders who are entitled, at that time, to vote, it shall be permitted to convene all meetings and to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as such be approved by the shareholders.

QUORUM

52.	No deliberation shall be commenced with respect to any matter at the general or special meeting unless there shall be present a quorum at the time when the general meeting proceeds to deliberate. In any meeting a quorum shall be formed when there are present personally or by proxy not less than two shareholders who hold or represent together the majority of the voting rights of the issued share capital of the Company, providing that one of such two shareholders present shall be a holder of Preferred Share(s) of the Company.

53.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. Otherwise, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the Board shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. Shareholders may participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting. The secretary of the meeting shall confirm attendance by telephone to the Chairman.

CHAIRMAN

54.	The Chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no Chairman or he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the shareholders present shall elect one of the directors to act as Chairman, and if only one director is present he shall act as Chairman. If no directors are present or if they all refuse to preside at the meeting the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges and no second or casting vote.

POWER TO ADJOURN

55.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

ADOPTION OF RESOLUTIONS

56.	At every meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the Chairman (if he is entitled to vote) or by any shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the Chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Subject to any provision in this regard in the Companies Law, or in these Articles, all resolutions of the shareholders including without limitation with respect to a merger, a change of the Company's name, modification or alterations of the Company's share capital and the amendment of the Company's Memorandum of Association in accordance with such resolution and the amendment or replacement of the Company's Articles of Association shall be deemed adopted at a General Meeting at which a quorum is present if approved by a simple majority of the voting rights of the Company represented personally or by proxy and voting thereon (excluding abstentions).

57.	If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a Chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the Chairman of the meeting directs. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the manner with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile.

VOTES OF SHAREHOLDERS

58.	Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming of the capital of the Company, each shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each Ordinary Share held by him calculated, with respect to the Preferred Shares, on an as-converted basis, provided that no shareholder shall be permitted to vote any shares at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment prior to or on the day appointed for payment thereof and all monies due to the Company from him prior to or on the day appointed for payment thereof with respect to such shares.

59.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the register of shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

60.	PROXIES

(a)	In every vote a shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a shareholder of the Company.

(b)	A shareholder of the Company that is a corporation or partnership shall be entitled by decision of its Board of Directors or by a decision of a person or other duly authorized body, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

61.	(a)	A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

(b)	A shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

62.	A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing and such instrument or a copy thereof shall be deposited in the Office, or in another place in Israel or abroad - as the Board shall direct from time to time generally or with respect to a particular case, no later than upon the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time or by the occurrence of an event (such as an IPO) shall not be valid 12 months after the date of its execution. If the appointment shall be for a limited period or until the occurrence of an event (such as an IPO), the instrument shall be valid for the period or until the occurrence of the event contained therein.

63.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I,______________, of ______________, a shareholder holding shares in ____________ and entitled to _______ votes hereby appoint ________________, of ____________, or in his place ______________, of _______________, to vote in my name and in my place at the general meeting (annual, special, adjourned – as the case may be) of the Company to be held on the ____ day of __________, 2___ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the ___ day of __________, 2___.

Appointor’s Signature

64.	RESERVED.

65.	DIRECTORS

(a)	The Board of Directors shall consist of up to eight (8) members who shall be appointed as follows:

(1) each of Pitango, Star, Genesis, Poalim Ventures and Wellington shall be entitled to appoint one (1) director to the Board of Directors of the Company for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on an as converted basis;

(2) the majority of the directors appointed pursuant to Article 65(a)(1) above shall be entitled to appoint up to three (3) directors, who shall be industry experts (andmay include the Chief Executive Officer (“CEO”) of the Company); and

(b)	Amadeus shall be entitled to appoint one (1) observer to the Board for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on as converted basis.

(c)	Observers to the Board of Directors shall be entitled to attend all Board of Directors meetings and in this capacity, to receive all notices of meetings and any documentation the Company provides to the Company’s directors before, during or after such meetings, subject to restrictions relating to attorney-client privilege or conflict of interests, and shall be subject (other than an observer appointed by Intel) (if any) to the same fiduciary duties that apply to members of the Board of Directors.

(d)	The provisions of this Article 65 shall be in force until a QIPO.

66.	(a)	The directors and observers shall be appointed as set forth in Article 65 and may be removed and vacancies filled by those entitled to appoint, as specified in Article 65. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Company, whichever is later. For avoidance of doubt, in the event that a seat of the Board of Directors is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall remain vacant and the number of directors shall be reduced accordingly.

(b)	If the office of any member of the Board of Directors is vacated, the other members of the Board of Directors may act in every way and manner so long as their number does not fall below two, at least one of which was appointed by the holders of the Preferred Shares. If their number falls below two, or if there are only two directors but none of them were appointed by the holder of the Preferred Shares, they may act only in an emergency, for convening General Meetings and for providing written notice to those shareholders or groups of shareholders who are entitled to fill the vacancies, of such vacancies. In the event that within 10 days following mailing of such written notices the vacancies are not filled, the directors in office, whatever their number or by whom appointed, may act in every way and manner.

67.	Subject to the provisions of these Articles or to the provisions of an existing contract, the tenure of office or the director shall automatically be terminated:

(1)	if he becomes bankrupt;

(2)	if he is declared lunatic or becomes of unsound mind;

(3)	if he has resigned by an instrument in writing to the Company;

(4)	if he is removed from office pursuant to Articles 65 and 66 above;

(5)	with his death;

(6)	if he is the CEO, upon termination of his position as CEO (or earlier, if removed pursuant to Articles 65 and 66 above, as aforesaid); or

(7)	if a company, with its liquidation.

68.	ALTERNATIVE DIRECTOR

(a)	Any person who is qualified to be appointed as a Director may serve as a substitute director even if he is a member of the Board of Directors or a substitute Director, (hereinafter “substitute”).

(b)	A substitute shall have one vote.

(c)	A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has.

(d)	The provision of this Article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

(e)	The office of a substitute director shall be automatically vacated if his appointment is terminated by the director who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Articles (1), (2), (3), (5), (6) or (7) of Article 67 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f)	The substitute director has the right to receive notice of convening of a Board of Directors meeting and may participate or vote at such meeting only if the director appointing said substitute is absent from said meeting.

69.	REMUNERATION OF DIRECTOR

Members of the Board of Directors, not being employees of the Company or professionals providing special professional services for consideration to its members, shall not receive a salary from funds of the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon. The directors, and their substitutes, shall be entitled to receive expenses, in an acceptable rate, for travel expenses, board and lodging that have been expended for or during the performance of their duties as directors, and including travel expenses to the Board meetings and return. If pursuant to a decision of the Board, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board may decide to pay him a preferred wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

70.	POWER AND DUTIES

The management of the business of the Company shall be vested in the Board of Directors. They shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all the acts that it is entitled to do according to its memorandum of association and/or Articles and/or the Companies Law except for those which are pursuant to the Companies Law or the Articles vested in the general meeting of the Company, subject to any provisions in the Companies Law or in these Articles or the regulations that the Company shall adopt in its general meeting (insofar as they do not contradict the Companies Law or these Articles). However any article adopted by the Company in its general meeting shall not affect the legality of any prior act of the Board that would be legal and valid, if not for such an article.

71.	A director shall not be required to hold qualifying shares.

CONFLICT OF INTEREST

72.	A director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name wherein the director is or will be an interested party, either directly or indirectly, shall be void provided, however that:

(g)	any transaction between a director and the Company must be approved both by the Board of Directors and the Audit Committee of the Company, or, if no Audit Committee has been created, by the General Meeting;

(h)	the interested director may not participate or vote at the Board of Directors at which approval is sought unless all other directors are interested directors, but shall be counted toward the quorum necessary for commencing deliberations at such meeting; and

(i)	the interested director must, in addition to disclosing the substance of his interest in the transaction for which approval is sought, also disclose any material facts and documents relating thereto. The provisions of this article shall apply also to a substitute or alternate director, if it is appropriate.

73.	A director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as decided by the Board.

74.	FUNCTIONS OF THE DIRECTORS

The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit and to determine the legal quorum necessary to conduct business, provided that the quorum for a meeting of the Board of Directors shall consist of at least a majority of the directors then in office. A director whose presence is required for purposes of a quorum as aforesaid may by written notice to the Company waive the requirement for his presence in order to constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second business day following the day originally scheduled, and at such adjourned meeting 4 directors shall constitute a quorum notwithstanding that a director appointed by any specific shareholder or class of shareholders is not present.

75.	CHAIRMAN

The Board may from time to time elect, by a simple majority, a Chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the Board of Directors. However, if such a Chairman is not elected or if he is not present at any meeting, the Board may, by a simple majority, choose one of its members to serve as Chairman of that meeting.

The Chairman shall have no rights or privileges other than those granted to directors and shall not have a second or casting vote.

MEETINGS

76.	A member of the Board of Directors may at any time call a Board of Directors’ meeting, and the secretary shall be required on the request of such member to convene a Board of Directors’ meeting.

(a)	Any notice of a Board of Directors’ meeting can be given, in writing, or by fax or email provided that the notice is given seven (7) days before the time appointed for the meeting, unless all the members of the Board of Directors having received a shorter notice, shall agree to such a shorter notice, provided, however, that a four (4) days notice will be sufficient if the majority of the directors then in office agree to such shorter notice.

(b)	Unless otherwise provided by these Articles, all acts and determinations of the Board of Directors shall be determined by a simple majority of those attending and voting.

(c)	Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

77.	DELEGATION OF POWER

(a)	Subject to applicable law, the Board of Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation. No committee of the Board of Directors shall be established except by unanimous consent of all directors.

(b)	In the exercise of any power delegated to it by the Board of Directors all committees shall conform to any regulations that may be imposed upon them by the Board of Directors, if there shall be any such regulation. If no such regulations are adopted by the Board of Directors or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board of Directors, mutatis mutandis, and insofar as no provision of the Board of Directors shall replace it pursuant to this article.

(c)	All actions performed in a bona fide fashion by the Board of Directors or by a committee of the Board of Directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

78.	RESERVED.

79.	RESERVED.

80.	GENERAL MANAGER

(a)	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the CEO of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and the Board may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b)	The Board of Directors may from time to time grant and bestow upon the general manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c)	Notwithstanding the aforesaid in Article 69 the wages of the general manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the Company profit turnover or of any other Company that the Company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

81.	MINUTES

(a)	The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board of Directors’ meetings and of committee meetings that shall include the following items, if applicable:

(1)	the names of the members present;

(2)	the matters discussed at the meeting;

(3)	the results of the vote;

(4)	resolutions adopted at the meeting;

(5)	directives given by the meeting to the committees;

(6)	if requested, any reservation of a shareholder or director with regard to a matter discussed or resolution passed.

(b)	The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are reviewed and approved at the next succeeding meeting and are signed by the Chairman of that next succeeding meeting.

82.	RESOLUTION IN WRITING

A resolution in writing signed by all shareholders of the Company or by all the members of the Board of Directors, or of a committee, or such a resolution that all the shareholders of the Company then entitled to vote at General Meetings, the members of the Board of Directors or a committee have agreed to in writing or by fax shall be valid for every purpose as a resolution adopted at a General Meeting, Board of Directors’ or committee meeting, as the case may be, that was duly convened and held. In place of a shareholder or director, as the case may be, any such aforesaid resolution may be signed and delivered by his substitute.

83.	SEAL, STAMP AND SIGNATURES

(a)	The Board shall cause the seal (if the Company shall have a seal) to be kept in safekeeping and it shall be forbidden to use the seal unless prior permission of the Board of Directors is given. If such permission was given, the seal shall be affixed in the presence of whoever has been so appointed by the Board of Directors, and he shall sign any document upon which the seal has been affixed.

(b)	The Company shall have at least one rubber stamp. The Board shall ensure that such a stamp is kept in a safe place.

(c)	The Board of Directors may designate and authorize any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such persons have acted and signed within the limits of their aforesaid authority.

(d)	The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to sub-article (c) above, shall be valid as if the rubber stamp of the Company was affixed.

84.	BRANCH REGISTERS

The Company may, subject to the provisions of the Companies Law or any other applicable law that may substitute such provisions, keep in every other country where those provisions shall apply, a register or registers of shareholders living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

85.	THE SECRETARY, OFFICERS AND ATTORNEYS

(a)	The Board of Directors may appoint a secretary of the Company upon the conditions that it deems fit. The Board may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b)	The Board of Directors may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as it shall, from time to time, see fit and set compensation for them.

(c)	The Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board of Directors or that the Board of Directors can exercise pursuant to these Articles – and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board of Directors deems proper for the protection and benefit of the persons dealing with such attorneys.

86.	DIVIDEND

Subject to the provisions of the Companies Law and these Articles, including without limitation the provisions of Articles 7, 8 and 12 and subject to any rights or conditions of Preferred Shares and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the shareholders of the Company according to the proportion of the nominal value paid up or credited as paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. A distribution, setting aside or declaration of dividend requires a decision of the Board of Directors.

The Board of Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board of Directors. In every such case – subject to the provision mentioned in the beginning of this article – the dividend shall be paid in respect of such a share in accordance with such a condition.

87.	Subject to the provisions of the Companies Law, at the time of declaration of a dividend the Board of Directors may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Board of Directors for the purpose of determining entitlement to participate in such distribution.

88.	Any dividends payable on shares which are not fully paid up, will be first applied to any unpaid amount on such shares even if such payments are not yet due, pursuant to the terms of issuance or as provided in these Articles, and any excess will be distributed to the holder of such shares as set forth herein.

89.	The Board of Directors may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

90.	A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the register as a shareholder on the date appointed by the company for that purpose shall be the one entitled to receive a dividend.

91.	RESERVED.

92.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the shareholders registered in the register, in the manner provided for in these Articles.

93.	If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a shareholder or person entitled thereto in the register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

94.	(a)	Subject to Article 12 above, if at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 95 below, shall be made in one of the two following manners as to be decided upon by the Board:

(i) In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii) In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b)	In order to give effect to any resolution in connection with the distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board of Directors shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c)	The Company shall not be obligated to pay interest on a dividend.

(d)	The Board of Directors may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

95.	FUNDS

The Board may set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for preferred dividends or equalization of dividends or other funds or for the purpose of correcting, bettering or retaining any property of the Company and for those other purposes which shall, in the absolute discretion of the Board of Directors, be beneficial to the Company and it may invest the various sums so invested in such investments as it finds proper, and from time to time deal with such investments, change or transfer them, in part or in whole, for the benefit of the Company. The Board of Directors may, as well, divide any reserve liability fund to preferred funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board of Directors may, from time to time, also transfer, to the next year, profits out of such sums which are, in its absolute discretion, beneficial to the Company. Generally the Board of Directors may create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and to use them in its discretion as it deems fit insofar as that in the creation of such funds, the changes or uses do not exceed the provisions of the Companies Law or accepted accounting principles.

96.	All premiums received from the issue of shares shall be capital funds and they shall be treated for every purpose as capital and not as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer, from time to time, all such premiums to the reserve capital liability account or use such premiums and monies to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited from other funds of the Company. The Board of Directors may use any monies credited to the capital reserve liability account in any manner that these Articles or the Companies Law permits.

97.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other monies of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of the monies of the Company.

98.	ACCOUNTS AND AUDIT

The Board shall cause correct accounts to be kept:

(a) of the assets and liabilities;

(b) of any amount of money received or expended by the Company and the mattes for which such sum of money is expended or received; and

(c) of all purchases and sales made by the Company.

99.	The account books shall be kept in the Office or at such other place as the Board deems fit and they shall also be open for inspection by the directors.

100.	The Board of Directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders, and no shareholder, not being a director, shall have any right of inspecting any account book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

101.	Not less than once a year, the Board shall submit before the Company at the Annual General Meeting a profit and loss account for the period after the previous account, and if it is the first account for the period after registration of the Company, it shall be prepared as of a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Companies Law, and the Board shall submit a balance sheet that is correct as of the date of the profit and loss account. To the balance sheet shall be attached a report of the auditor and it shall be accompanied by a report from the Board with respect to the situation of the Company business and the amount they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

102.	Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

NOTICES

102A.	A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by prepaid letter, fax or e-mail addressed to such shareholder at his address, wherever situated, as appearing in the register of shareholders, provided, however that a shareholder may notify the Company in writing of its objection to the use of e-mail as the sole means of notice in which event the Company shall provide notice to such shareholder by e-mail and one of the other means permitted by this Article 102A.

103.	All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

104.	Prior and timely notice of the convening of a shareholders meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

105.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter or fax or e-mail addressed to them by name, at the address furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

106.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by post, shall be deemed to have been served five (5) days after the time when the letter was delivered to the post, if sent by airmail, and two (2) days after the letter was delivered to the post, if sent by domestic post, and (iii) if sent by facsimile or electronic mail, shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or beginning the recipient's next business day after receipt if not received during recipient's normal business hours. In proving such service it shall be sufficient to prove that the letter, facsimile, or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail, as the case may be. Any list kept in the ordinary manner in any mail list of the company or any copy of any fax in the Company's possession shall be prima facie proof of the delivery.

107.	(a) In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b) In addition to the furnishing of a notice pursuant to the above article, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

108.	RESERVED

109.	INDEMNITY; INSURANCE AND EXEMPTION

(a)	Subject to the provisions of the Companies Law, the Company may indemnify its Office Holders (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder’s capacity as an Officer Holder of the Company:

(1)	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

(2)	reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such Office Holder and without there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such Office Holder but with there having been a financial obligation imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(3)	reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

(4)	For purposes of Article 109(a)(2) above:

a)	the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by the Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

b)	a “financial obligation imposed in lieu of a criminal proceeding” means a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law or a penalty.

(5)	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that, in respect of Article 109(a)(1), the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

(b)	Subject to the provisions of any law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

(1)	a breach of the duty of care owed to the Company or any other person;

(2)	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

(3)	a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

(c)	Subject to the provisions of any law, the Company may exempt in advance, by a Board of Directors’ resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not exempt Office Holders in advance from their responsibilities for damages due to their violation of their duty of care to the Company with respect to Distributions.

(d)	The provisions of Articles 109(a), 109(b) and 109(c) above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board of Directors.